Exhibit 4.1

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE MAKER THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

January 23, 2020

In consideration for loans and advances made by Brains Riding in Tanks, LLC, an Ohio limited liability company and its affiliates (“Payee”) to Rotor Riot, LLC, an Ohio limited liability (“Rotor Riot”), aggregating a total of One Hundred Seventy-Five Thousand and 00/100 Dollars ($175,000) (the “Principal Amount”), Red Cat Holdings, Inc., a Nevada corporation (the “Maker”), which is the parent company of Rotor Riot, promises to pay the Payee the Principal Amount and all interest accrued thereon as provided herein.

The Maker shall pay to the Payee an amount equal to Three Thousand Five Hundred and 00/100 Dollars ($3,500) on the first day of each month following the date hereof, with any remaining Principal Amount, and all interest accrued thereon, to be paid by the Maker to the Payee on the Maturity Date. For the purposes hereof, “Maturity Date” shall be defined as the earlier of (i) the consummation by the Maker of an equity offering with gross proceeds to the Maker of no less than $3,000,000 and (ii) the date which is twelve (12) months from the date hereof.

Interest shall accrue on the unpaid balance of the Principal Amount at a rate of 4.75% per annum. All interest payable hereunder shall be computed on the basis of actual days elapsed and shall be due and payable on the Maturity Date.

Maker shall have the right to prepay all or any portion of the outstanding Principal Amount and accrued interest thereon at any time without penalty or premium. All payments hereunder when paid shall be applied first to the payment of all accrued interest and the balance shall be applied to principal.

Notwithstanding any provision contained herein, the total liability of Maker for payment of interest pursuant hereto, including late charges, shall not exceed the maximum amount of such interest permitted by law to be charged, collected, or received from Maker, and if any payments by Maker include interest in excess of such a maximum amount, Payee shall apply such excess to the reduction of the unpaid principal amount due pursuant hereto, or if none is due, such excess shall be refunded.

This Note is being issued by Maker to Payee as contemplated by the Membership Interest Purchase Agreement dated the date hereof among Maker, Payee and the other signatories thereto. Maker shall be entitled to offset any Losses (as defined in said Membership Interest Purchase Agreement) incurred by Maker or any Purchaser Indemnitees (as defined therein) against the Principal Amount due and payable hereunder.

In case one or more of the following events (each, an “Event of Default”) (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall have occurred and be continuing:

a. Default in the payment, when due or declared due, of the Principal Amount and accrued interest on the Maturity Date; or

b. Maker makes a general assignment for the benefit of creditors; or, in the absence of such application, consent, acquiescence or action, a trustee, receiver or other custodian is appointed for Maker; or for a substantial part of the property of Maker; or any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is authorized or instituted by, or instituted against, Maker; or any warrant of attachment or similar legal process is issued against any substantial part of the property of Maker, then, in each case where an Event of Default occurs, Payee, by notice in writing to Maker shall inform Maker of such Event of Default and if such default is not cured within ten business days from the date such notice is received by Maker, then Payee, may, at its option, declare the outstanding Principal Amount to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable.

This Note shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the Maker and Payee.

All notices, requests, demands and other communications under this Note will be in writing and will be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the date sent by email (with confirmation of transmission) or (c) one business day after delivery to a reputable overnight delivery service for next business day delivery. If the day on which a notice or other communication is deemed given hereunder is not a business day, then such notice or other communication will instead be deemed given on the next business day. Such notices, requests, demands and other communications will be addressed to the parties as follows:

If to Maker:

Red Cat Holdings, Inc.

Cobian’s Plaza

1607 Avenida Juan Ponce de Leon

San Juan, PR 00909

Email: jeff@redcatpropware.com

With copy (which shall not constitute notice) to:

The Crone Law Group, P.C.

500 Fifth Avenue, Suite 938

New York, New York 10110

Attn: Eric Mendelson, Esq.

Email: emendelson@cronelawgroup.com

If to Payee:

Brains Riding in Tanks, LLC

____________________

____________________

Attn: Chad Kapper

Email: chad.kapper@britllc.com

With a copy (which shall not constitute notice) to:

Holland & Hart LLP

222 Main St #2200, Salt Lake City, UT 84101

Attention: Jeffrey P. Steele, Esq.

Email: jpsteele@hollandhart.com

Any party may, from time to time, designate any other address to which any such notice to such party shall be sent. Any such notice shall be deemed to have been delivered upon receipt.

Each of Maker and Payee irrevocably agrees that any legal action or proceeding with respect to this Note or for recognition and enforcement of any judgment in respect hereof brought by another party or its successors or assigns shall be brought exclusively in the state and federal courts of the State of Ohio and each of Maker and Payee hereby (x) irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Note or any transaction contemplated hereby, (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (z) agrees that it will not bring any action relating to this Note or any transaction contemplated hereby in any court other than the aforesaid courts. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained herein. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Note, (a) the defense of sovereign immunity, (b) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with these provisions, (c) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (d) to the fullest extent permitted by applicable laws and regulations that (i) the action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such action or proceeding is improper and (iii) this Note, or the subject matter hereof, may not be enforced in or by such courts.

RED CAT HOLDINGS, INC.

By: /s/ Jeffrey Thompson

Name: Jeffrey Thompson

Title: Chief Executive Officer

BRAINS RIDING IN TANKS, LLC

By: /s/ Chad Kapper

Name: Chad Kapper

Title: CEO